UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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JCM PARTNERS, LLC

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JCM PARTNERS, LLC P.O. Box 3000 Concord, CA 94522-3000

NOTICE OF ANNUAL MEETING OF MEMBERS
to be held June 28, 2007

To Our Members:

Notice is hereby given that the Annual Meeting of the Members of JCM Partners, LLC, will be held on June 28, 2007, at 5:00 p.m. (local time), at the Holiday Inn, 300 J Street, Sacramento, California. The Annual Meeting is called for the purpose of considering and acting on the following matters:

1. To elect three Group II Managers, each to serve for a term of three years or until their respective successors have been elected and qualified; and

2. To consider and take action upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only Members of record at the close of business on May 1, 2007 are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.

In order to assure that a quorum is present at the Annual Meeting, you are urged to sign and mail the enclosed ivory (for Class 1 Units), lavender (for Class 2 Units), tan (for Class 3 Units) and green (for Series B Preferred Units) colored proxy forms, as applicable, at once, even though you may plan to attend in person. If you own more than one Class of Units or own Series B Preferred Units, you need to return a separate proxy form for each Class of Units or Series B Preferred Units you own. We have included in this package an addressed, stamped envelope to use when mailing your proxy or proxies. We also encourage you to read the enclosed Proxy Statement carefully. The Proxy Statement contains information relevant to the actions to be taken at the meeting.

By order of the Board of Managers,

Michael W. Vanni
Chairman
Concord, California
May 16, 2007

JCM PARTNERS, LLC
P.O. Box 3000
Concord, CA 94522-3000

PROXY STATEMENT

ANNUAL MEETING OF MEMBERS
to be held June 28, 2007

This Proxy Statement is furnished to the holders of membership interest units (“Units”) and preferred units (“Preferred Units”) of JCM Partners, LLC, a Delaware limited liability company (“JCM,” the “Company,” “we,” “us” or “our”), in connection with the solicitation of proxies by the Company’s Board of Managers (the “Board”) for use at the Annual Meeting of members (“Members”) of the Company to be held at the Holiday Inn, 300 J Street, Sacramento, California, on June 28, 2007, at 5:00 p.m. (local time) and for any postponements or adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Members. This Proxy Statement and the accompanying proxy forms are being released for mailing to the Members on or about May 16, 2007.

At the Annual Meeting, Members will be asked to elect three Group II Managers, each to serve for a term of three years or until their respective successors have been elected and qualified (Proposal 1).

Your vote is important. Therefore, we urge you to return the enclosed proxy card(s) to ensure that your Units and Preferred Units are represented at the Annual Meeting.

The Board recommends you vote “FOR” the election of Managers. Accordingly, we urge you to sign and return the accompanying ivory, lavender, tan or green-colored proxy form, as applicable, whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, which will cancel any proxy or proxies you have previously given.

QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and proxy form(s)?

A:	You are receiving a Proxy Statement and proxy form(s) because you own Units or Preferred Units of the Company. This Proxy Statement describes issues on which we would like you to vote. It also gives you information about these issues so that you can make an informed voting decision.

When you sign the proxy form(s), you appoint Michael W. Vanni, Gayle M. Ing and Marvin J. Helder as your representatives at the Annual Meeting. Messrs. Vanni and Helder and Ms. Ing will vote your Units and Preferred Units at the Annual Meeting as you have instructed them on the proxy form(s). This way, your Units and Preferred Units will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your proxy form(s) in advance of the meeting, just in case your plans change. You can always decide to vote in person.

Q:	What is the record date and who can vote?

A:	The record date is May 1, 2007. Only holders of Units and Preferred Units of record as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:	How many Units and Preferred Units are outstanding?

A:	As of the record date, the Company had 89,840,312 Units outstanding, including 12,694,751 Class 1 Units, 14,970,383 Class 2 Units and 32,614,707 Class 3 Units. This includes 29,560,471 Units, including 6,257,595 Class 1 Units, 7,275,643 Class 2 Units and 16,027,233 Class 3 Units, held by our subsidiary, JCM Properties, LLC (“JCM Properties”). As of the record date, the Company had 7,192,000 Series B Preferred Units outstanding, none of which were held by our subsidiary, JCM Properties.

Q:	How do I vote?

A:	You may vote either by mail or in person at the Annual Meeting. To vote by mail, please sign and mail your proxy form(s), as applicable, using the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy form(s), your Units and Preferred Units will be voted in accordance with your instructions. If you return a signed form but do not provide voting instructions, your Units and Preferred Units will be voted based on the recommendations of the Board. We will pass out written ballots to anyone who wants to vote at the Annual Meeting.

Q:	Why are there four different colored proxy forms?

A:	Pursuant to the changes adopted at the Annual Meeting of Members in 2003 and actions taken by your Board, we have three separate classes of Units — Class 1, Class 2 and Class 3 Units. Pursuant to action taken by your Board in 2004, we have Series B Preferred Units. We need to be able to keep track of the number of Units of each class and the number of Series B Preferred Units that have attended and voted at the Annual Meeting (either in person or by proxy). For that reason, we have assigned a separately-colored form for each Class of Units and the Series B Preferred Units. Ivory-colored forms are used for Class 1 Units; lavender-colored forms are used for Class 2 Units; tan-colored forms are used for Class 3 Units; and green-colored forms are used for Series B Preferred Units. You have been provided with an appropriately colored form for each Class of Units and Series B Preferred Units you own, with one form for each book-entry certificate.

Q:	How many votes do you need to hold the meeting?

A:	A majority of the Company’s outstanding Units and Preferred Units as of the record date, or 48,516,157 Units and Preferred Units, must be present (in person or by proxy) at the meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Units owned by our subsidiary, JCM Properties, LLC, are counted in determining a quorum.

Q:	What if I withhold my vote?

A:	Withheld votes are counted for purposes of establishing a quorum. If a quorum is present, a withheld vote will have no effect on the outcome of the vote for Managers.

Q:	What am I voting on?

A:	You are being asked to vote on the election of three Group II Managers.

Q:	How many votes must the nominees have to be elected?

A:	The three nominees to receive the greatest number of votes cast will be elected Group II Managers.

Q:	What are cumulative voting rights?

A:	Cumulative voting means that in the election of Managers, you have the number of votes equal to the number of Managers to be elected (three) multiplied by the number of Units and Preferred Units you own. You can give one nominee all of your votes or distribute your votes among the nominees as you see fit. Members only have cumulative voting rights if at least one Member notifies us at least 10 days before the Annual Meeting that they intend to cumulate their votes. We will announce at the Annual Meeting if you will have cumulative voting rights in the election of Group II Managers. We have also provided a method on the proxy form for you to indicate how you would like your votes distributed if cumulative voting applies.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce the voting results at the Annual Meeting and in our July letter to Members. We will also publish the results in our quarterly report on Form 10-Q for the quarter ended June 30, 2007, or possibly in a Form 8-K that we may choose to file earlier. We will file that report with the Securities and Exchange Commission (“SEC”). You can obtain a copy of any of our SEC filings through the SEC’s EDGAR system at www.sec.gov or by contacting the SEC’s public reference room.

MEETING INFORMATION

Date, Time and Place

The Annual Meeting will be held on June 28, 2007 at 5:00 p.m. (local time), at the Holiday Inn, 300 J Street, Sacramento, California.

Record Date; Voting Rights

Only holders of Units and Preferred Units as of the close of business on May 1, 2007 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. On the Record Date, there were 89,840,312 Units and 7,192,000 Preferred Units outstanding, including 18,952,346 Class 1 Units, 22,246,026 Class 2 Units, 48,641,940 Class 3 Units and 7,192,000 Series B Preferred Units. More than 50% in interest of the Units and Preferred Units entitled to vote at the meeting on any matter and represented at the Annual Meeting, in person or by proxy, will constitute a quorum for purposes of conducting the Annual Meeting.

Holders of Units and Preferred Units who have not yet been admitted as Substitute Members in accordance with Section 1.4.2 of our Operating Agreement are referred to as “Assignees.” Assignees are not entitled to vote their Units and Preferred Units directly and, therefore, may not authorize proxies to vote their Units and Preferred Units. Pursuant to Section 2.3.7 of our Operating Agreement and Section 6.3(c) of our Third Restated Bylaws, the Board has the authority to exercise the voting rights of the Units and Preferred Units held by Assignees in accordance with such Assignees’ written instructions. Therefore, Assignees who execute and return a proxy form will be deemed to be authorizing the Board to vote their Units and Preferred Units in the manner instructed. The Board will appoint a proxy to vote the Units and Preferred Units for which the Board has been given authority to vote. If no proxy or other written instructions is received from an Assignee, that Assignee’s Units and Preferred Units will not be voted at the Annual Meeting.

Each outstanding Unit and Preferred Unit is entitled to one vote on all matters to be acted on at the Annual Meeting, except that in certain circumstances Members have cumulative voting rights with respect to the election of the Group II Managers pursuant to the procedures set forth in the Operating Agreement. Cumulative voting entitles a Member to give one nominee the number of votes equal to the number of the Group II Managers to be elected (three) multiplied by the number of Units and Preferred Units owned by such Member, or to distribute his or her votes on the same principle between two or more nominees as the Member sees fit. For example, under cumulative voting if you own a total of 100 Units and Preferred Units, you would have 300 votes to allocate among the nominees. You could allocate 100 to each nominee, all 300 to one nominee or divide the 300 votes among the three nominees however you see fit. Members are not entitled to cumulate votes, however, unless (i) the name(s) of the candidate(s) for whom they are voting has been placed in nomination prior to the voting and (ii) at least one Member has given notice at least 10 days before the meeting that he or she intends to cumulate votes. The nominees receiving the greatest number of votes cast at the Annual Meeting, up to the number of the Group II Managers to be elected, will be elected as the Group II Managers, assuming that a quorum is present. Votes withheld will not have any affect on the outcome of the vote for election of the Group II Managers.

At the Annual Meeting, we will notify you if Members have become eligible to cumulate votes. For your convenience, we have provided a means to indicate how you would like your votes to be allocated if Members become entitled to cumulate votes at the Annual Meeting. If Members are not permitted to cumulate votes at the meeting, votes will be divided equally among the nominees for whom authority to vote is not withheld.

Of the 89,840,312 Units and 7,192,000 Series B Preferred Units outstanding, 6,257,595 Class 1 Units, 7,275,643 Class 2 Units and 16,027,233 Class 3 Units are held by our subsidiary, JCM Properties. Units held by JCM Properties are considered outstanding for quorum and voting purposes, but will not be voted for the election of Managers.

Voting and Revocation of Proxies

If the enclosed proxy form(s) is properly executed and returned to us in time to be voted at the Annual Meeting, the Units and Preferred Units represented thereby will be voted in accordance with the instructions marked on the form. Executed but unmarked proxies will be voted one vote per Unit and Preferred Unit for each of the nominees proposed by the Board. The duly appointed proxy holders may, in their discretion, vote upon such other matters as may properly come before the Annual Meeting.

Members may revoke their proxy at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to our Secretary before the meeting, or by attending the meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies in the form enclosed. In addition to soliciting proxies by mail, we may also solicit proxies personally or by telephone through our Managers, officers and employees.

BENEFICIAL OWNERSHIP

The following table sets forth, as of April 16, 2007, the number and percentage of Units and Preferred Units owned of record and beneficially by each person known by us to own beneficially more than 5% of the outstanding Units of any Class of Units or Series B Preferred Units, our Chief Executive Officer, two other executive officers, each of our Managers, and all of our Managers and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC computing the number of Units and Preferred Units beneficially owned by a person and the percentage ownership of that person.

Except as otherwise indicated, and subject to applicable community property laws, the persons named on the next page have sole voting and investment power with respect to all Units and Preferred Units held by them. Applicable percentage ownership in the following table is based on 89,840,312 Units and 7,192,000 Preferred Units outstanding as of April 16, 2007, of which 12,801,130 Class 1 Units, 14,875,401 Class 2 Units, 32,663,679 Class 3 Units and 7,192,000 Series B Preferred Units are outstanding and excluding 29,500,102 Units held by our subsidiary, JCM Properties consisting of 6,251,698 Class 1 Units, 7,270,143 Class 2 Units and 15,978,261 Class 3 Units.1

	Class 1 Units		Class 2 Units		Class 3 Units		Units (Consisting of Class 1, 2 and 3 Units)		Series B Preferred Units		All Units and Preferred Units
		% of		% of		% of		% of		% of
	Number	Class	Number	Class	Number	Class	Number	Class	Number	Class	Number	%
Name of Beneficial Owner	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned

Henry Conversano(1)			2,219,603	14.9%			2,219,603	3.7%			2,219,603	3.3%
Ken C. Dawson											0	0.0%
Frank Deppe(2)					2,121,265	6.5%	2,121,265	3.5%	300,000	4.2%	2,421,265	3.6%
Henry Doorn, Jr.											0	0.0%
Marvin J. Helder(3)					381,100	1.2%	381,100	0.6%			381,100	0.6%
Kenneth J. Horjus											0	0.0%
Gayle M. Ing(4)	710,035	5.5%					710,035	1.2%	1,657,000	23.0%	2,367,035	3.5%
Deborah K. Jansen											0	0.0%
Michael W. Vanni(4)	710,035	5.5%					710,035	1.2%	1,657,000	23.0%	2,367,035	3.5%
Brian Rein(5)			51,623	0.3%	5,760	0.0%	57,383	0.1%			57,383	0.1%
James E. Klescewski											0	0.0%
Douglas W. Toovey(6)					1,420	0.0%	1,420	0.0%			1,420	0.0%
Jacobus Scholten(7)	1,978,156	15.5%					1,978,156	3.3%			1,978,156	2.9%
Henry Diekman(8)	1,354,255	10.6%					1,354,255	2.2%			1,354,255	2.0%
Dorothy Diekman(8)	1,354,255	10.6%					1,354,255	2.2%			1,354,255	2.0%
Lois B. Mol(9)					3,162,301	9.7%	3,162,301	5.2%			3,162,301	4.7%
Ted Greidanus(10)					769,300	2.4%	769,300	1.3%	1,930,700	26.8%	2,700,000	4.0%
Donna Greidanus(10)					769,300	2.4%	769,300	1.3%	1,930,700	26.8%	2,700,000	4.0%
Cynthia Morren(11)					460,805	1.4%	460,805	0.8%	550,000	7.6%	1,010,805	1.5%
Arthur den Dulk(12)									547,600	7.6%	547,600	0.8%
All Managers and executive officers as a group (11 persons)(13)	710,035	5.5%	2,271,226	15.3%	2,509,545	7.7%	5,490,806	9.1%	1,957,000	27.2%	7,447,806	11.0%

(1)	Mr. Conversano owns 1,848,413 Class 2 Units through his 100% ownership of HC Designs, Inc., 124,494 Class 2 Units in an IRA, and 246,696 Class 2 Units subject to his spouse’s community property interest.

(2)	Mr. Deppe owns 729,272 Class 3 Units through the Frank Deppe Restated Trust UAD 12/8/93 and 1,391,993 Class 3 Units and 300,000 Series B Preferred Units through the Bernice G. Deppe Restated Trust UAD 12/8/93.

(3)	Mr. Helder owns 21,659 Class 3 Units in an IRA and 359,441 Class 3 Units in joint tenancy with his spouse.

1 As of the May 1, 2007 record date, JCM Properties may own additional Units due to repurchases made by JCM Properties in April 2007.

(4)	Ms. Ing and Mr. Vanni hold 710,035 Class 1 Units and 582,000 Series B Preferred Units as community property, through Mr. Vanni’s ownership of Computer Management Corp. Money Purchase Pension & Trust. Ms. Ing and Mr. Vanni own 1,075,000 Series B Preferred Units through the Michael W. Vanni and Gayle M. Ing, Trustees UDT Dated 5/18/93. The 710,035 Class 1 Units were put to the Company pursuant to the Class 1 Put Rights and the Company is required to redeem them by June 30, 2007.

(5)	Includes 35,897 Class 2 Units in an IRA owned by Mr. Rein’s spouse.

(6)	Through Mr. and Mrs. Toovey’s interest in the Toovey Family Revocable Trust Dated 2/12/04.

(7)	Mr. Scholten owns 1,122,837 Class 1 Units through the Jacobus Scholten Living Trust Dated 2/4/93 and 855,319 Class 1 Units in an IRA.

(8)	Through Mr. and Mrs. Diekman’s interest in the Henry and Dorothy Diekman Living Trust Dated 7/19/90.

(9)	Mrs. Mol owns 3,162,301 Class 3 Units through the Jacob C. & Lois B. Mol Trust Dated 4/13/93.

(10)	Through Mr. and Mrs. Greidanus’ interest in the Ted and Donna Greidanus Family Trust Dated 4/18/01.

(11)	Through the Cynthia Morren Living Trust dated 8/16/91.

(12)	Mr. den Dulk owns 547,600 Series B Preferred Units in an IRA.

(13)	Does not include Mr. Klescewski, who was not an executive officer as of the record date.

PROPOSAL 1 — ELECTION OF MANAGERS

Our Operating Agreement provides for a Board consisting of at least seven, but not more than 13, Managers, with the exact number of Managers to be set from time to time by the Board. Pursuant to a resolution adopted by our Board on March 23, 2005, the size of the Board is currently set at nine. Our Operating Agreement also provides that our Chief Executive Officer sits as a Manager and occupies one of the seats on the Board, and can be removed and replaced solely by the Board.

The Elected Managers are divided into three groups having staggered three-year terms, as nearly equal in number as reasonably possible, with terms currently expiring at the upcoming Annual Meeting, the Annual Meeting of Members to be held in 2008 and the Annual Meeting of Members to be held in 2009. At the Annual Meeting, three Group II Managers will be elected by the Members to serve a three-year term or until the election and qualification of a successor.

The Board has designated Henry Conversano, Ken C. Dawson and Henry Doorn, Jr. to be nominees for election as Group II Managers. We have no reason to believe that any of the nominees will be unavailable for election. Should any nominee become unavailable for any reason, however, the Board may designate a substitute nominee. The proxy holders intend (unless authority has been withheld) to vote for the election of the nominees.

All of the nominees currently serve as Managers on our Board and all of the nominees have consented to being named in this Proxy Statement and to serve if elected.

The following sets forth the names and ages, as of May 1, 2007, of the nominees for election to our Board, the Managers whose terms will continue after the Annual Meeting and the Chief Executive Officer who is designated a Manager automatically and is not elected by the Members, the Manager Group Number, their respective positions and offices with the Company, the period during which each has served as a Manager and their principal occupations or employment during the past five years.

Name	Manager Group	Age	Position

Kenneth J. Horjus	Group I	69	Manager
Deborah K. Jansen	Group I	49	Manager
Michael W. Vanni	Group I	67	Manager and Chairman of the Board
Henry Conversano	Group II	75	Manager
Ken C. Dawson	Group II	48	Manager
Henry Doorn, Jr.	Group II	47	Manager
Frank Deppe	Group III	83	Manager
Marvin J. Helder	Group III	57	Manager and Vice Chairman of the Board
Gayle M. Ing	*	57	Manager, Chief Executive Officer, President, Secretary and Tax Matters Partner

*	The Chief Executive Officer is automatically designated a Manager under our Operating Agreement and is not elected by the Members.

Mr. Vanni and Ms. Ing are husband and wife. There are no other family relationships among Managers, executive officers or persons chosen by us to be nominated as a Manager or appointed as an executive officer of the Company or any of our subsidiaries.

Gayle M. Ing has been a Manager and our President, Chief Executive Officer, Secretary and Tax Matters Partner since April 11, 2001. Ms. Ing was also our Chief Financial Officer from April 11, 2001 until October 2002 and from July 26, 2006 to December 13, 2006. From March 15, 2001 until April 11, 2001, Ms. Ing served as a consultant to us through Computer Management Corporation. Prior to that, from December 1996 until March 2001, Ms. Ing was a management consultant, also through Computer Management Corporation, and was a volunteer with a child services facility. Ms. Ing served as the Vice President and Business Manager for Electronic Banking at Bank of America from January 1994 to November 1996.

Nominees for Group II Managers with Terms Expiring in 2010

Henry Conversano has been a Manager since June 2000.  Since 1969, Mr. Conversano has been the President of Henry Conversano and Associates Designers, a thematic design company for commercial entertainment properties.

Ken C. Dawson has been a Manager since July 2005.  Since 2003, Mr. Dawson has provided independent consulting services to clients and has pursued real estate and other investment opportunities on his own behalf. From 1981 through 2002, Mr. Dawson had an extensive career with Accenture Ltd. (formerly Andersen Consulting), a publicly held company in the management consulting, technology services and outsourcing business. Mr. Dawson’s most recent position with Accenture was as Managing Partner of the Communications & High Tech Solution Center Network from 1997 through 2002, where he had sales, software delivery and facilities operations responsibility for Accenture’s five world-wide solution centers. He has a Masters of Management Sciences from Northwestern University, Kellogg Graduate School of Management (1991) and a Bachelor of Business Administration in Finance from the University of Iowa (1981).

Henry Doorn, Jr., has been a Manager since June 2001. From June 2000 to June 2001, Mr. Doorn was the authorized Board representative of one of our former entity Managers, Barnabas Foundation, an Illinois nonprofit organization formed to provide planned gifting services to Christian charitable organizations. Mr. Doorn has been the Executive Director of Barnabas Foundation since September 2000. Before joining Barnabas Foundation in September 2000, for over ten years Mr. Doorn was the Managing Partner and Chief Financial Officer of Brinson Partners, Inc., an investment management firm for institutional investors.

Continuing Group III Managers with Terms Expiring in 2008

Frank Deppe has been a Manager since June 2000.  Mr. Deppe has been retired since 1989. He currently serves as a director of Fasteners Inc., Southwestern Supply and Toolup.com Inc., which are all private tool and accessory supply companies.

Marvin J. Helder has been a Manager and Vice Chairman of our Board since June 2000. Mr. Helder has been the President of Helder Construction, a commercial and residential construction and property management company, for the past eleven years.

Continuing Group I Managers with Terms Expiring in 2009

Kenneth J. Horjus has been a Manager since June 2001. From June 2000 to June 2001, Mr. Horjus was the authorized Board representative of one of our former entity Managers, Christian Reformed Home Missions. From 1997 to June 2003, Mr. Horjus was the Director of Finance and Administration for the Christian Reformed Church (“CRC”) in North America. From July 2003 until his retirement in June 2005, Mr. Horjus was the Director of Pension Administration for CRC. Prior to his employment with the CRC, Mr. Horjus was a Senior Consultant for The Greytone Group, a management consulting firm.

Deborah K. Jansen has been a Manager since July 2005. Mrs. Jansen currently manages, on a volunteer basis, a not-for-profit high school tutoring service at a local youth center. From 1999 to 2003, Mrs. Jansen was a marketing and strategy consultant. Prior to becoming a consultant, from 1992 to 1998, Mrs. Jansen held various positions with McKesson Corporation, a publicly held company in the pharmaceutical industry, including as Executive Vice President of Marketing, where she had profit and loss responsibility for the retail independent drug store division of McKesson. From 1984 through 1992, Mrs. Jansen worked primarily in the consulting industry. Mrs. Jansen holds a Masters in Business Administration from the Harvard Graduate School of Business (1984) and a Bachelors of Science Degree in Finance from the University of Southern California (1980).

Michael W. Vanni has been a Manager and Chairman of our Board since June 2000. Since 1978, Mr. Vanni has been the President of Computer Management Corporation, a data processing consulting company.

Board Committees

Our Board has established a Compensation Committee, an Audit Committee and a Nominating Committee.

The following table shows the current membership of each Committee:

Manager	Audit	Compensation	Nominating

Henry Conversano			x
Ken C. Dawson	x
Frank Deppe	Chair
Henry Doorn, Jr.		x	Chair
Marvin J. Helder		x	x
Kenneth J. Horjus	x	Chair
Deborah K. Jansen			x
Gayle M. Ing*	n/a	n/a	n/a
Michael W. Vanni*	n/a	n/a	n/a

*	Ms. Ing and Mr. Vanni are not “independent” Board Managers as defined in the listing standards of the Nasdaq Stock Market. Pursuant to certain charters of the Committees and resolutions and actions of the Board, Managers must be “independent” in order to be members of the Committees listed above.

Audit Committee

The Audit Committee reviews the results and scope of the audit and other services provided by our independent public accountants. The current Members of the Audit Committee are Messrs. Deppe (Chair), Dawson and Horjus. Although our Units and Preferred Units are not listed on the Nasdaq Stock Market, each Member of the Audit Committee is independent as defined in the Marketplace Rules of the Nasdaq Stock Market. The Audit Committee held six meetings during 2006. A copy of the charter of the Audit Committee, as amended effective December 13, 2006, is attached as Appendix A to this proxy statement. A copy of the charter is not posted on the Company’s website because the Company uses its website solely in connection with the operation of its business (i.e., the rental of its commercial and residential space) and not as a means to communicate with Members. Our Board has determined that Mr. Horjus qualifies as an audit committee financial expert as defined by SEC rules.

Compensation Committee

The current members of the Compensation Committee are Messrs. Horjus (Chair), Doorn and Helder. Each member of the Compensation Committee is independent as defined in the Marketplace Rules of the Nasdaq Stock Market. The Compensation Committee held two meetings during 2006. A copy of the charter of the Compensation Committee is attached as Appendix B to this proxy statement. A copy of the charter is not posted on the Company’s website because the Company uses its website solely in connection with the operation of its business and not as a means to communicate with Members.

It is the Compensation Committee’s responsibility to exercise the Board’s authority with respect to executive officers’ compensation, and as such the Compensation Committee makes determinations concerning salaries and incentive compensation for our executive officers. However, at its discretion, the full Board may modify or veto the actions of the Compensation Committee. While the Compensation Committee considers the recommendation of our Chief Executive Officer with respect to salary and bonus determinations, it may not delegate its authority to make the executive compensation determinations for which it is responsible.

Other than for the Chief Executive Officer, the Compensation Committee reviews executive officers yearly for salary adjustments and discretionary bonuses. This review is initially conducted by the Chief Executive Officer. The Chief Executive Officer then reports on her findings to the Compensation Committee, who then makes its determinations and advises the Board. See “Executive Compensation and Other Matters — Compensation Discussion and Analysis — The Role of Executive Officers in the Compensation Process” for additional information on the Chief Executive Officer’s role with respect to the determination of executive compensation. In connection with such review, the Chief Executive Officer reviews market survey data prepared by an independent executive compensation firm for comparable officers in the Company’s peer group (as determined by the consultant for purposes of the market survey), which data includes base salary information, annual cash bonuses and long-term incentive awards. The compensation firm compiles market survey data each year based on information provided to it by various real estate companies on a national basis. Management determines each year whether to request the market survey data, but generally receives the information at least every other year, and in every year in which JCM retains a new executive officer. When management orders the survey, the compensation firm provides management a copy of the survey results but does not recommend or determine the amount or form of executive compensation.

The Compensation Committee also is the administrator of the Company’s 2006 Long-Term Incentive Unit Award Plan (the “LTI Plan”). The Compensation Committee determines the number of Class 3 Units earned under the LTI Plan based on the objective performance criteria that it has determined to apply to the applicable year’s awards and, in part, on the recommendations of the Chief Executive Officer with respect to the individual criteria and the retention considerations that go into the final determination of the number of Class 3 Units earned pursuant to an award under the LTI Plan. See “Executive Compensation and Other Matters — Compensation Discussion and Analysis — The Role of Executive Officers in the Compensation Process.”

The full Board determines the compensation to be paid to our Chief Executive Officer by virtue of its approval of the Management Services Agreement through which we retain the services of our Chief Executive Officer. The Compensation Committee negotiates the Management Services Agreement, which is approved by the full Board. See “Executive Compensation and Other Matters — Compensation Discussion and Analysis — Policy for Compensating our Chief Executive Officer” for additional information.

Nominating Committee

The Nominating Committee identifies and evaluates qualified individuals to become members of the Board and recommends to the Board a slate of Managers for election by the Members of the Company. The Nominating Committee is also responsible for recommending Manager compensation to the Board. The Nominating Committee recommended Manager compensation to the Board of Managers for payment beginning in July 2005 based on a survey it conducted of director compensation for companies it deemed similar to JCM, to the extent available, and other factors it considered appropriate. While the Nominating Committee has the authority to make recommendations to the Board to adjust Manager compensation from time to time, it has not yet done so. The current members of the Nominating Committee are Messrs. Doorn (Chair), Conversano and Helder and Mrs. Jansen. Each member of the Nominating Committee is independent as defined in the Marketplace Rules of the Nasdaq Stock Market. The Nominating Committee held two meetings in 2006. A copy of the charter of the Nominating Committee was attached as Appendix A to the Company’s 2005 Proxy Statement filed with the SEC on May 2, 2005. A copy of the charter is not posted on the Company’s website because the Company uses its website solely in connection with the operation of its business and not as a means to communicate with Members.

Board and Committee Meetings

The Board held a total of three meetings (in person or by teleconference) during the year ended December 31, 2006. During 2006, each of the Managers attended at least 75% of the meetings of the Board and the committees thereof on which such Manager served.

The Board has no policy regarding Managers attendance at the Company’s Annual Meetings of Members. Two of our nine current Managers attended the Annual Meeting of Members held on June 20, 2006.

Manager Compensation

The table below sets forth information regarding the compensation of our Managers for 2006:

	Fees Earned or
Name	Paid in Cash ($)	Total ($)

Henry Conversano	$20,000	$20,000
Ken C. Dawson	$22,000	$22,000
Frank Deppe	$22,000	$22,000
Henry Doorn, Jr.	$22,000	$22,000
Marvin J. Helder	$22,000	$22,000
Kenneth J. Horjus	$24,000	$24,000
Deborah K. Jansen	$20,000	$20,000
Gayle M. Ing(1)	n/a	n/a
Michael W. Vanni	$19,000	$19,000

(1)	Ms. Ing is compensated as our Chief Executive Officer. See “Executive Compensation — Summary Compensation Table.”

Manager compensation is determined by the Board of Managers. Currently, each member of the Board, other than the Chief Executive Officer, receives the following compensation: $15,000 annual retainer (paid quarterly); $1,000 per Board meeting attendance fee; $500 per telephonic Board meeting attendance fee; and $500 per Committee meeting (in person or telephonic). Fees are paid on a per-meeting basis and not on a daily-attendance basis.

Nomination of Managers

Nominees for Manager are recommended to the Board by the Nominating Committee. The Nominating Committee generally identifies potential candidates for Manager based on suggestions from Managers. The Company has never paid a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential nominees for Manager. While there is not a formal list of qualifications, the Nominating Committee believes that a candidate for Manager must possess the following qualities:

•	Personal integrity and high moral character;

•	Demonstrated expertise in at least one of the following areas: real estate, banking, finance, legal, accounting or business management; and

•	An expressed willingness to spend the time necessary to attend Board meetings, read applicable materials and participate in committee work.

The Committee does not believe that prior experience on other boards of directors should be a requirement for serving as a Manager, and does not require that Managers own Units or Preferred Units. In addition, while the Board has considered the issues of term limits and a mandatory retirement age, it has not adopted any policies on these matters.

Currently, seven of the nine members of the Board consists primarily of persons who were, or who represent organizations that were, investors in the former IRM entities. JCM is the reorganized Company which emerged from the bankruptcy proceedings of the former IRM entities in May 2000. The investors of the IRM entities became the holders of Units of JCM. It is the Nominating Committee’s position that since the right to exercise the Class 1 Put Rights expired in the third quarter of 2005, the remaining Members have made an affirmative decision to maintain an investment in the Company. As such, the Nominating Committee believes that a Manager’s relationship and familiarity with the former IRM entities is now less of a factor in determining appropriate candidates for Board membership.

In addition, the Board has determined that at least two-thirds of the Managers should be “independent” as defined in the Marketplace Rules of the Nasdaq Stock Market. It has determined that all of the current Managers, except Ms. Ing and Mr. Vanni, are independent. Compliance with the Board’s independence requirements might impact the Nominating Committee’s decisions with respect to evaluating potential candidates for Manager.

The Board does not have a policy regarding whether the Nominating Committee will consider candidates recommended by Members of the Company. The Board believes that because of the Company’s history of emerging from the IRM bankruptcy proceedings, the geographic concentrations of Members in the western area of Michigan and Northern California and the Company’s town-hall meetings over the past few years, most Members personally know at least one member of the Board. Additionally, there is available a toll-free number that Members can use to contact the Company during normal business hours to discuss any issue, and Members have access to the Chairman of the Board at this number. Members may also reach the Chairman of the Board on his cell phone. Therefore, the Board believes that there is a good informal flow of information between Members and the Board, and, if a Member has a particular candidate for Manager in mind, a Member would be able to discuss that candidate directly with a Manager. Because Members have good access to Managers on an informal basis, the Board believes that a formal policy regarding having the Nominating Committee consider candidates recommended by Members is unnecessary.

Any Member who wishes to formally nominate a candidate for Manager must do so in accordance with the procedures set forth in the Company’s Bylaws.

The Board and the Nominating Committee do not have a policy that requires the Nominating Committee to consider candidates for Manager recommended by Members. It is likely that more potential nominees will come from current Managers. However, the Nominating Committee will use the same process to evaluate all nominees, whether a nominee is brought to its attention by a Member or a Board Manager. In light of the access almost all Members have to Managers, the Board encourages Members to utilize the process of informal discussions with Managers about any potential nominees for Manager.

This year, the Nominating Committee considered that the three current Group II Managers were all willing to serve an additional three-year term and the difficulty in finding and recruiting qualified candidates to serve as Managers. The Nominating Committee also considered the favorable contributions Mr. Doorn has made as Chair of the Nominating Committee and as a member of the Compensation Committee, the favorable contributions that Mr. Dawson has made as a member of the Audit Committee, and the favorable contributions that Mr. Conversano has made as a member of the Nominating Committee as well as his holdings in JCM. In addition, the Nominating Committee considered Mr. Doorn’s extensive audit and accounting experience, Mr. Dawson’s experience in advising companies on their investments and that he brings a professional investor’s point of view to Board meetings, and Mr. Conversano’s experience in our local real estate markets. Finally, the Nominating Committee considered the fact that Messrs. Conversano and Dawson are semi-retired and able to make the time commitment commensurate with service on the Board. Accordingly, based on the contributions, qualifications and willingness to serve of the three existing Group II Managers, the Nominating Committee did not interview other candidates for Group II Managers and recommended to the Board that Messrs. Conversano, Dawson and Doorn be nominated as Group II Managers.

The Board adopted the Nominating Committee’s recommendation.

Communications with the Board of Managers

Members who wish to communicate generally with our Board should do so in writing by sending a letter to the Company’s headquarters (P.O. Box 3000, Concord, CA 94522-3000), Attention: Board of Managers. Upon receipt, management will copy and forward such letters to the individual Board Members no later than the next regularly scheduled management communication with the Board, or earlier, depending on the urgency of the matter(s) expressed in the letter. As discussed above, Members are encouraged to discuss any matter related to JCM on an informal basis with any Manager known to that Member.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AND MAKE YOUR CHOICES IN THE ELECTION OF GROUP II MANAGERS FROM THE NOMINEES NAMED ABOVE.

REPORT OF THE AUDIT COMMITTEE

The Board has appointed an Audit Committee consisting of three Managers. The Board has adopted a written charter for the Audit Committee. A copy of the charter of the Audit Committee is attached as Appendix A to this proxy statement.

The Audit Committee’s primary function is one of oversight, in addition to certain other functions related to JCM’s auditors and financial statements, as outlined in its Charter. It is not the duty of the Audit Committee to prepare the Company’s consolidated financial statements, to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s consolidated financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the consolidated financial statements and for expressing an opinion as to whether those audited consolidated financial statements fairly present the Company’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with Moss Adams, LLP (“Moss Adams”), the Company’s independent auditors.

The Audit Committee has discussed with Moss Adams the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received from Moss Adams the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Committee has discussed Moss Adams’ independence with Moss Adams.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

By the Audit Committee:

Frank Deppe (Chairman)
Ken C. Dawson
Kenneth J. Horjus

INFORMATION WITH RESPECT TO THE INDEPENDENT ACCOUNTANTS

Moss Adams has served as our independent accountants since June 26, 2003 and we have retained them as our accountants for the current year. Representatives of Moss Adams will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

We incurred fees to Moss Adams of $146,896 and $145,500 respectively for the 2006 and 2005 annual audits respectively. The annual audit includes the audit of our annual financial statements and the review of our quarterly financial statements.

Audit-Related Fees

We paid audit-related fees to Moss Adams of $26,075 in 2005, which were approved by the Audit Committee. These audit-related fees were for assistance with the Company’s preparation and development and documentation of internal controls and consultation concerning financial accounting and reporting standards. We did not incur fees to Moss Adams for any audit-related services provided by them in 2006.

Tax Fees

We did not incur fees to Moss Adams for any tax services provided by them in 2006 or 2005.

All Other Fees

We did not incur fees to Moss Adams for any other services provided by them in 2006 or 2005.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee separately approves each audit and non-audit service provided by the Company’s independent auditor.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Our policy is to compensate our executive officers based on competitive market-based pay as well as their individual performance and our overall Company performance. Our objective is to offer compensation that is sufficient to attract, retain and motivate the individuals we need to operate our business. Our compensated executive officers are our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. Our compensated executive officers are sometimes referred to herein as the “Named Executive Officers.” We retain the services of our Chief Executive Officer through an Executive Management Services Agreement with a corporation owned by our Chairman of the Board, as further discussed under “Executive Compensation — Employment Agreements and Compensation Contracts.” Other than our Chief Executive Officer, each compensated executive officer’s compensation currently consists of a base salary, a potential annual cash bonus and a potential annual award of Class 3 Units under our 2006 Long-Term Incentive Unit Award Plan (the “LTI Plan”). Our Chairman and Vice-Chairman of the Board are also executive officers, but we compensate them solely as members of the Board of Managers and not as executive officers. See “Manager Compensation.”

Policy for Compensating our Chief Executive Officer

Since July 2000, we have retained the services of our Chief Executive Officer through a Management Services Agreement. We have done so primarily because this has been our Chief Executive Officers’ preference and we determined that the terms of such arrangements were, on balance, comparable or more favorable to JCM than if we had retained the services of our Chief Executive Officer directly. Our current Management Services Agreement provides for a fixed fee paid entirely in cash. We do not have a policy of securing the services of our Chief Executive Officer solely through management agreements. We anticipate that when we hire a new Chief Executive Officer, we may or may not do so directly, with a mix of salary, annual cash bonus and participation in our LTI Plan with criteria to be established by our Compensation Committee upon terms negotiated with our new Chief Executive Officer. We have no current plans to retain a new Chief Executive Officer.

On a periodic basis, the Compensation Committee reviews the Company’s financial performance, strategic Member initiatives and strategic business accomplishments, Member satisfaction and the Board’s satisfaction to make a determination as to the overall job performance provided by our Chief Executive Officer through the Management Services Agreement. In March 2007, the Compensation Committee reviewed Ms. Ing’s and the Company’s performance for the year 2006, which included:

•	Management of the Funding of the Class 1 Put Rights: Successfully selling properties and obtaining financing in order to have a current cash position sufficient to pay for the Class 1 Units that have been put for redemption and which are required to be redeemed by the Company in June 2007;

•	Strategic Matters: Acquiring three properties and disposing of two properties and establishing the overall strategic direction for the management of the Company’s real estate portfolio;

•	Operating Results: Obtaining favorable year-over-year results, as well as favorable results compared to market;

•	Building Executive Management Team: Hiring and integrating a new Chief Financial Officer, making other personnel adjustments and providing significant leadership during the transition period, including serving as Chief Financial Officer; and

•	Overall Leadership: Providing strong overall leadership including support to the Board of Managers on matters related to the development of the Company’s LTI Plan and the Company’s previously disclosed plan to deregister its Class 1 Units under the Securities Exchange Act of 1934 (the “1934 Act) and terminate its SEC reporting obligations through a reclassification transaction (targeted for a Member vote in the fourth quarter of 2007 after distribution of required materials to Members).

Based on such review, the Compensation Committee was satisfied with the Company’s current Management Services Contract for the services of our Chief Executive Officer. When the Management Services Agreement is up

for renewal, the Compensation Committee and the Board consider this review when determining whether to renew the Agreement and the terms thereof, including the amounts we pay for the services of our Chief Executive Officer thereunder.

Background and Policy Related to Allocation of Current (Cash) and Long-Term Compensation (Equity)

Our Board of Managers adopted the LTI Plan in December 2005. In March 2007 our Compensation Committee, as the administrator of our LTI Plan, made the first awards of Class 3 Units under the LTI Plan based on 2006 performance (see “Executive Compensation — Unit Awards”). Prior to the first awards of Class 3 Units in March 2007 and issuance of Class 3 Units in April 2007 under the LTI Plan, we had compensated our Named Executive Officers, other than the Chief Executive Officer, exclusively with cash compensation in the form of salary and an annual cash bonus, along with participation in our benefit and retirement plans available to all of our employees. Please see “Policy Related to Awards of Class 3 Units to Executive Officers Under the LTI Plan,” for more information about the LTI Plan.

Our Board of Managers adopted the LTI Plan in order to align senior management’s and certain other key employees’ interests with the interests of our Members. However, prior to the adoption of the LTI Plan, our Board was concerned that too many holders of Class 1 Units might exercise their Class 1 Put Rights, thereby possibly requiring us to liquidate our properties and cease operating as a going concern. Accordingly, our Board did not adopt the LTI Plan until it was satisfied that we would continue as a going concern after the exercise of the Class 1 Put Rights, which expired in September 2005. Only our employees can receive awards under our LTI Plan. Our Chief Executive Officer currently does not receive awards under our LTI Plan, since we contract for the services of our Chief Executive Officer pursuant to the Management Services Agreement discussed above.

Our policy is to use current compensation (in the form of cash) and long-term compensation (in the form of Class 3 Units) for our Named Executive Officers, other than the Chief Executive Officer, to meet the following objectives:

Element	Objective

Current Compensation (cash):
Salary	Securing the services of our Named Executive Officers based on competitive market-based salaries.
Annual Cash Bonus	Providing reward-based cash compensation to our Named Executive Officers for attaining annual individual performance goals, taking into account the Company’s performance.
Long-Term Compensation (equity):
Awards of Class 3 Units under the LTI Plan	Providing equity-based compensation to our Named Executive Officers based primarily on the Company’s meeting annual financial goals, secondarily on the Named Executive Officer’s personal performance during the year and, to a lesser degree, on our desire to retain the services of the Named Executive Officer.

Our policy is to have the value of the annual awards (all installments) of Class 3 Units under the LTI Plan made to the Chief Operating Officer and Chief Financial Officer generally represent no more than 25% of those officers’ total annual compensation. Our Board chose the 25% figure because it believes this figure represents a material equity stake in the Company, but also allows room for adequate cash compensation, which is important given the illiquid nature of our Class 3 Units, the schedule for issuance of awarded Class 3 Units, and the restrictions on resale of Class 3 Units issued under the LTI Plan.

Since we issued Class 3 Units under the LTI Plan in April 2007, the annual cash bonus paid to our Chief Operating Officer for 2006 performance was reduced somewhat from what we would have paid him absent his award of Class 3 Units under the LTI Plan. Due to our current Chief Financial Officer’s recent hire in September

2006, no adjustment was made to his annual cash bonus for 2006 performance as a result of his receipt of an award of Class 3 Units under the LTI Plan.

Policy Related to Awards of Class 3 Units to Executive Officers Under the LTI Plan

Grants of Class 3 Units under the LTI Plan are awarded primarily to recognize Company and/or individual performance during the prior fiscal year. At its annual March meeting the Compensation Committee, as administrator of the LTI Plan, determines the final criteria it will use for making awards and makes awards of Class 3 Units under the LTI Plan for the prior fiscal year’s performance. However, as administrator of the LTI Plan, the Compensation Committee has the discretion not to award any Class 3 Units under the LTI Plan.

Class 3 Units were first awarded under the LTI Plan in March 2007 based on 2006 performance. Currently, the Compensation Committee considers making awards under the LTI Plan to approximately 13 persons, including our executive officers (other than our Chief Executive Officer) and other key employees. Our Chief Executive Officer is eligible for awards under the LTI Plan if he or she is an employee of the Company. Since our current Chief Executive Officer is not our employee, our Chief Executive Officer currently is not eligible to receive awards under our LTI Plan.

The Compensation Committee has developed award performance criteria for all potential recipients of awards under the LTI Plan, including our executive officers. All participants in the LTI Plan share in a pool of possible awards (the “Award Pool”) allocated each fiscal year. The Compensation Committee determines the Award Pool as the LTI Plan Administrator. For awards based on 2006 performance, the Award Pool was set at a maximum of 188,000 Class 3 Units. The maximum number of Units in the Award Pool for 2006 was based on the Compensation Committee’s goal of awarding $175,000 worth of Units (i.e., 94,000 Class 3 Units x $1.86 value per Class 3 Unit) for 2006 performance if we had a good to average year, and was set at twice that level to provide an adequate number of Units in the Award Pool for awards in case we had an extraordinary year with extraordinary performance by the participants in the LTI Plan.

For future years, the Compensation Committee intends to similarly set the target amount of awards under the LTI Plan at $175,000, with the Award Pool available for the maximum amount of awards set at twice that amount. Accordingly, if Unit prices rise in future years, the size of both the Award Pool and the target and maximum award grants under the LTI Plan on a Unit basis will shrink. Conversely, if Unit prices decrease, the size of both the Award Pool and the target and maximum award grants on a Unit basis will increase. For 2006 performance, the Compensation Committee allocated the potential percentage of the Award Pool to our Named Executive Officers as follows:

Executive Officer	% of Pool

Chief Operating Officer	18%
Chief Financial Officer	15%
Other key employees	67%

Total	100%

The Compensation Committee’s determination to allocate approximately one-third of the potential Award Pool to our Chief Operating and Chief Financial Officers was based on the Committee’s determination that these executives’ performance has a substantial impact on the Company’s overall success, and that therefore they should have a significant equity stake in the Company to align their interests with those of our Members. On balance, our other employees who are eligible for awards under the LTI Plan have less of a direct impact on JCM’s overall success and profitability, and therefore the awards they are granted under the LTI Plan represent solely incremental compensation, as opposed to our Chief Operating Officer whose cash compensation was decreased to allow for the possibility of earning Class 3 Units under the LTI Plan. (Normally, our Chief Financial Officer’s cash compensation would also have been decreased.) In this way, a significant portion of our Chief Operating and Chief Financial Officers’ compensation is based on their and the Company’s performance and is therefore “at risk.” The Compensation Committee felt it was appropriate for the other key employees to share in the remaining 67% of the Award Pool in recognition of the contributions these employees can bring to the Company’s success by their day-to-day attainment of the objectives set forth by our senior management team.

At its March 2007 meeting, the compensation committee divided into the following categories the maximum possible awards that our Named Executive Officers could have been granted in 2007 based on 2006 performance, with the percentages of the maximum award attainable allocated as set forth below:

	Chief Operating	Chief Financial
	Officer	Officer

Company Financial Criteria (objective)
• Increase in same store net operating income year-over-year (“Modified NOI”)(1)	30%	25%
• Increase in Funds from Operations per Unit and Preferred Unit year-over-year (“Per Unit and Preferred Unit FFO”)	30%	35%
Individual Performance Criteria (subjective)	20%	20%
Retention (subjective)	20%	20%

Total	100%	100%

(1)	Excludes the following items: (a) interest income by the Company on an unconsolidated basis, (b) repair and maintenance expense, (c) capitalized items and (d) corporate expenses.

The Compensation Committee determined that the two most meaningful Company performance metrics were growth in Modified NOI year-to-year and growth in Per Unit and Preferred Unit FFO year-to-year. For 2006 performance, the Committee determined that the number of Class 3 Units awarded to an executive for the portion of an award under the LTI Plan allocated to these measures would be based on whether each of Modified NOI and FFO “meets,” “exceeds” or “far exceeds” expected growth compared to the prior year. The Compensation Committee could revisit these metrics on a year-to-year basis. Based on JCM’s operating history and the industry’s profit margin in general, management believes that achieving a level above “meets” for Modified NOI would be difficult. For example, Modified NOI for the prior three years would have been a “meets” in only one year:

	2005 vs 2004	2004 vs 2003	2003 vs 2002

Growth in Modified NOI	Meets	Did not meet	Did not meet

In addition, Management believes that growth in Per Unit and Preferred Unit FFO will fluctuate significantly on a year-to-year basis as a direct result of the Company’s acquisitions and dispositions. Accordingly, the Compensation Committee recognized that this metric may swing anywhere from “not met” to “far exceeds” in any given year. However, the Compensation Committee believed it was important to incentivize the Named Executive Officers to meet this metric, even though there may be year-to-year volatility related to its use.

The Compensation Committee believed that growth in Modified NOI would measure management’s ability to grow the Company’s core business through revenue growth and prudent expense management measures. The Compensation Committee used Modified NOI, rather than NOI, so that management would not have incentives to use timing differences in repairs, maintenance and capital expenses in order to obtain a performance metric. The Compensation Committee believed that it was important for management to be aligned with the Members’ long-term interests in maintaining and investing in the Company’s properties and, accordingly, determined to use Modified NOI to achieve that result. In addition, the Compensation Committee excluded interest income on funds invested by the Company on an unconsolidated basis, since the Company was investing large cash balances in order to pre-fund the Company’s Class 1 Put obligations. The Compensation Committee believed that including this interest income would distort year-to-year comparisons. Similarly, the Compensation Committee excluded corporate expenses from the calculation of Modified NOI, since these expenses more directly result from governance document directives, such as the Class 1 and Class 2 Unit Put Rights, or Member initiatives as directed by the Board and as such, fluctuate significantly year-to-year. For 2006 and 2005, the Compensation Committee excluded one-time extraordinary income items (i.e., a tenant lease buy-out payment and the settlement income received from a tenant after litigation).

The Compensation Committee used growth in Per Unit and Preferred Unit FFO as the second performance metric since this measures the Company’s growth in FFO after accounting for the Company’s need to shrink its portfolio by selling properties in order to fund repurchases of Units (primarily the Put Class 1 Units). Additionally, the Compensation Committee believed that it was important for management to be aligned with the Members’ long-term interests in upgrading the quality of their investment properties through JCM’s capital investments, both for existing properties and through acquisitions of new properties. The Per Unit and Preferred Unit FFO measurements used by the Compensation Committee are those set forth in the Company’s SEC filings without modification.

For the prior three years, growth in Per Unit and Preferred Unit FFO would have been as follows:

	2005 vs 2004	2004 vs 2003	2003 vs 2002

Growth in Per Unit and Preferred Unit FFO	Meets	Far Exceeds	Meets

The percentage of a potential award under the LTI Plan that is calculated on meeting individual performance criteria is based on an evaluation of the executive’s success in meeting his or her individual goals that were set for the applicable year. At the beginning of each year, the Chief Executive Officer meets with the Chief Operating Officer and the Chief Financial Officer to discuss that officer’s individual performance goals for that year. Such individual performance criteria for our Chief Operating Officer will generally relate to:

•	Income goals — meeting budget relating to market revenue from apartment and office leasing;

•	Expense management goals — JCM’s results compared to budget;

•	Risk, legal compliance, and litigation management goals;

•	Specialty crew management goals — goals related to the executive’s oversight of our in-house work crews;

•	Management goals;

•	Acquisition and disposition goals; and

•	Goals related to special or strategic projects.

The individual performance criteria for our Chief Financial Officer will generally relate to:

•	Goals related to managing our internal accounting, payroll and financial department;

•	Cash management goals;

•	Asset loan management goals;

•	Financial analysis — forecasting and reporting;

•	Information technology management goals — supervision of our vendor relationships;

•	Compliance goals — external audit and securities reporting; and

•	Goals related to special or strategic projects.

The number of Class 3 Units earned for the individual performance element of an award under the LTI Plan is based on the Chief Executive Officer’s analysis of the achievement of applicable individual goals and the Chief Executive Officer’s recommendation to the Compensation Committee with respect to the number of Class 3 Units that should be awarded with respect thereto, and the Compensation Committee’s consideration of such recommendation.

The “retention” element of an award under the LTI Plan is based on the Compensation Committee’s analysis of an appropriate Class 3 Unit payout to reflect (1) the retention level for the employee — in other words, how difficult it would be to fill his or her position, and (2) recognition of other individual contributions — how much the Committee wants to ensure that JCM retains the executive and the number of Class 3 Units it believes will motivate the executive to continue his or her employment with JCM.

Items of Company Performance Used in Setting Compensation Policies and Making Compensation Decisions

In making annual awards of Class 3 Units under the LTI Plan and cash bonus awards, the Compensation Committee considers certain items of the Company’s performance.

•	LTI Awards

As discussed above under “Policy Related to Awards of Class 3 Units to Executive Officers Under the LTI Plan,” Modified NOI and Per Unit and Preferred Unit FFO targets account for 60% of possible annual awards under the LTI Plan for our Named Executive Officers. For annual awards under the LTI Plan, our Chief Financial Officer’s performance measurements are slightly more weighted towards growth in FFO Per Unit and Preferred Unit than growth in Modified NOI, since the Compensation Committee believes that based on that executive’s job responsibilities, our Chief Financial Officer is more capable of affecting growth in FFO Per Unit and Preferred Unit than growth in Modified NOI.

•	Annual Cash Bonus Awards

The Compensation Committee bases cash bonus awards primarily on its consideration of the Chief Executive Officer’s evaluation of each of the other Named Executive Officer’s performance with respect to meeting individual performance goals for the prior year, but it also takes Company performance into account. However, the Compensation Committee does not base cash bonus awards on the attainment of any particular Company performance measures. Generally, an initial cash bonus is determined based on the executive officer’s pre-defined individual goals, though other one-time business transactions, such as an unusual property acquisition, can be considered as well, and this figure can be increased or decreased based on overall Company performance during the year for which the award is being made. However, unlike the LTI Plan, the Compensation Committee does not consider the attainment of any particular Company performance measurements in making this determination, and it has not established any limits on the amount it can increase or decrease an award based on such Company-wide measures. Instead, this determination is based solely on the Compensation Committee’s assessment of overall performance and the appropriate effect this should have on the individual executive’s cash bonus. Thus, the award of an annual cash bonus is much more subjective than an award of Class 3 Units pursuant to the LTI Plan because the Compensation Committee can consider whatever factors it desires in determining an executive’s annual cash bonus.

While the annual cash bonus may reward similar elements of a Named Executive Officer’s performance that the LTI Plan does, the Board believes that it is important to have the flexibility to grant both types of awards because the annual cash bonus is considered part of the executive’s cash compensation package, but allows part of that cash compensation to be variable and “at risk” depending on how well the executive and the Company are performing. On the other hand, the main goal of the LTI Plan, other than to reward performance, is to align the executives’ interests with those of Members.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

Our policy is to recognize and reward extraordinary contributions on an as-incurred basis. For example, in 2006, we paid our Chief Operating Officer an annual cash bonus of $140,000, $100,000 of which was allocated toward extraordinary contributions made by him in 2005. See “Executive Compensation — Annual Cash Bonuses for our Executive Officers.” In addition, our policy is to recognize and reward sustained contributions by our Named Executive Officers with increases in salary, provided that such adjustments are within the compensation range for similar positions within our industry peer group. Our policy is to reduce annual cash bonuses and or hold salaries flat for our executive officers who are not performing at desired levels.

Effect of Prior Compensation Awards on Other Elements of Compensation

The Board designed the awards under the LTI Plan to be issued over five years, in 20% increments, starting with the year in which the award was made. Accordingly, the Board intended that issuance of awards from prior years will be stacked as additional awards are made and as the previously awarded Class 3 Units are issued in their 20% installments each year. However, the Compensation Committee does not factor any appreciation or decrease in the value of the prior awards under the LTI Plan in making current year compensation decisions. The Compensation Committee believes that awards under the LTI Plan reflect compensatory payments made in the form of the Company’s Units, and, that the executive officer who has received equity-based compensation should be entitled to the benefits of any appreciation in that equity and share in any depreciation in that equity similar to the other Members of the Company.

Consideration of Accounting and Tax Treatment of Forms of Compensation

The Compensation Committee receives advice from the Company’s legal, tax and accounting advisors regarding the accounting and tax treatment of various forms of compensation. The Compensation Committee considered the compensation expense we would incur under Financial Accounting Statement No. 123R (FAS 123(R)) as the awarded Class 3 Units are issued (i.e., that the Company would recognize an expense equal to the 20% initially issued and also recognize a pro-rata monthly expense as the remaining 80% is earned over time). In addition, the Compensation Committee considers that recipients of Class 3 Units pursuant to awards under the LTI Plan are required to pay income taxes on the Class 3 Units as the Class 3 Units are issued to them. Accordingly, as a condition of issuance, the form of the LTI Plan Award Agreement requires the recipient to have provided the Company with sufficient funds to pay withholding taxes as the Class 3 Units are issued to the recipient. The Compensation Committee considered other forms of equity compensation that would have had different tax consequences to the recipient, such as non-qualified options or restricted units, but determined that the structure of the existing LTI Plan most appropriately met our needs. In that regard, the Compensation Committee considered that our executive officers would need to use a portion of their cash bonuses or other available funds in order to pay the income tax withholding as they were issued Class 3 Units.

Equity Ownership Guidelines for Executive Officers

The Company does not require that our executive officers purchase or own Units. However, under our guidelines for our repurchasing of Units, Class 3 Units have the lowest priority for being repurchased, except in the case of hardship. In addition, there is no readily available market for our Units. Therefore, our executive officers are likely to continue to own most or all of any Units they currently own or that they acquire in the future, especially Class 3 Units they receive under the LTI Plan. We do not have any policy regarding hedging the economic risk of owning Units.

Total Compensation Benchmarking

On an annual or biannual basis, we engage a third-party compensation consultant to survey our relevant industry peer group for executive compensation comparative purposes. We receive total compensation information on requested positions, which is segmented into salary, annual bonus and long-term compensation awards. The third-party consultant does not provide us with the component companies that make up our industry peer group. While the Compensation Committee uses such information in establishing executive officer compensation, especially for newly-hired executive officers, we do not engage in any benchmarking of total compensation or any major element of compensation. In other words, while the Compensation Committee reviews this information in determining the reasonableness of its executive compensation determinations and policies, it does not aim to set executive compensation for the Company at any particular level within the ranges provided for such peer company compensation.

The Role of Executive Officers in the Compensation Process

Other than our Chief Executive Officer, none of our Named Executive Officers are involved in the executive compensation process.

Our Chief Executive Officer prepares written evaluations of the other Named Executive Officers, assembles (with the assistance of the Company’s Human Resources Director ) the industry peer group data received from the third-party compensation consultant, and prepares a written recommendation of changes in salary, awards of annual cash bonuses and awards under the LTI Plan. Our Chief Executive Officer then provides this written information to the Compensation Committee and discusses the performance of the other Named Executive Officers with the Compensation Committee. The Compensation Committee considers the Chief Executive Officer’s recommendations regarding the Named Executive Officers’ salaries and annual bonuses in light of its analysis of the criteria discussed above and then discusses with the Chief Executive Officer any modifications the Compensation

Committee desires to make to the Chief Executive Officer’s recommendations. The Compensation Committee considers the Chief Executive Officer’s recommendations regarding awards under the LTI Plan and then makes its award decisions based on the criteria discussed above.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommended that it be included in the Company’s annual report on Form 10-K and proxy statement.

By the Compensation Committee:

Kenneth J. Horjus (Chairman)
Henry Doorn, Jr.
Marvin J. Helder

Executive Compensation

The following table sets forth all compensation paid to our principal executive and principal financial officers during the year ended December 31, 2006, and our next most highly compensated executive officer whose annual compensation exceeded $100,000 during the year ended December 31, 2006. No other executive officer or employee received aggregate compensation in excess of $100,000 during 2006.

SUMMARY COMPENSATION TABLE

						All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(i)		(j)

Gayle M. Ing Chief Executive Officer, President, Secretary and Manager (principal executive officer)(1)	2006	$375,000	(2)	n/a		n/a		$375,000	(2)
Brian S. Rein Chief Operating Officer	2006	$210,000		$80,000	(3)	$4,478	(4)	$294,478
Douglas W. Toovey Chief Financial Officer (principal financial officer)(1)	2006	$51,519		$15,000	(3)	—		$66,519
James E. Klescewski Chief Financial Officer through June 29, 2006(1)	2006	$111,699		—		—		$111,699

(1)	We hired Mr. Toovey on September 22, 2006 to be our Chief Financial Officer subject to confirmation of our Board of Directors. Mr. Toovey was appointed our Chief Financial Officer on December 13, 2006 and was our principal financial officer from his date of hire. From January 1, 2006 through June 29, 2006, Mr. Klescewski was our Chief Financial Officer and from July 26, 2006 through December 13, 2006, Ms. Ing served as our Chief Financial Officer.

(2)	We pay a company owned by Mr. Vanni, our Chairman of the Board, in which Ms. Ing has a community property interest, for Ms. Ing’s services. During 2006, this amount was $31,250 per month.

(3)	Bonus awards for 2006 year results paid in March 2007.

(4)	Consists solely of contributions we made to our 401(k) Plan for such officer during 2006.

Employment Agreements and Compensation Contracts

We are not a party to any contracts for the employment of our executive officers other than the Management Services Agreement pursuant to which we receive the services of our Chief Executive Officer. Ms. Ing serves as our Chief Executive Officer, President, Secretary and Tax Matters Partner pursuant to an agreement with Computer Management Corporation (“CMC”). CMC is owned by Michael W. Vanni, our Chairman of the Board, and Ms. Ing, Mr. Vanni’s wife, has a community property interest in CMC. Pursuant to the agreement with CMC, which is scheduled to terminate on June 30, 2007, we pay CMC a fee of $31,250 a month for Ms. Ing’s services. In addition, we are required to maintain at least $10,000,000 of managers’ and officers’ insurance coverage and $10,000,000 of liability insurance, naming CMC and Ms. Ing as additional insured parties. The agreement is subject to termination upon 90 days’ written notice by either party, and will automatically terminate upon the death or permanent disability of Ms. Ing. On July 26, 2006, we entered into a new Management Services Agreement with CMC, effective July 1, 2007, which is scheduled to terminate on July 31, 2010, on substantially the same terms as our current agreement with CMC, except that we will pay CMC a fee of $35,000 per month for Ms. Ing’s services.

Salaries of Executive Officers

Pursuant to our current compensation policy, base salaries for positions within the Company, including our executive officers, other than the Chief Executive Officer, are determined by reviewing salaries yearly. This review is based on, but not limited to, the officer’s performance and the Company’s overall performance during the previous year.

In December 2005, we hired a new Chief Financial Officer. The Chief Financial Officer’s base salary was set at $210,000. This amount was based on a review of peer company salaries for Chief Financial Officers, our expectations for the new Chief Financial Officer with respect to his responsibilities and duties, and the prior experience he was bringing to us. The Chief Operating Officer’s base salary for 2006 was increased to $210,000 based on his significant contributions to us and the market survey data reviewed by the Chief Executive Officer and the Compensation Committee. Effective June 29, 2006, our prior Chief Financial Officer resigned for personal reasons. In September 2006, we hired a new principal financial officer who was appointed our Chief Financial Officer in December 2006. This person’s base salary was set at $190,000. Similar to our previous Chief Financial Officer, this amount was based on a review of peer company salaries for Chief Financial Officers, our expectations for the new Chief Financial Officer with respect to his responsibilities and duties, and the prior experience he was bringing to us. For 2007, no change was made to the base salaries of our Chief Operating Officer and Chief Financial Officer. Accordingly, their base salaries remain at $210,000 and $190,000, respectively.

Annual Cash Bonuses for our Executive Officers

The annual cash bonuses paid to our executive officers for 2006 is set forth in the Summary Compensation Table above. Although not set forth in the table, in 2006, based on 2005 performance, we paid our Chief Operating Officer a $140,000 bonus, which consisted of $40,000 for his regular performance as Chief Operating Officer and $100,000 for extraordinary events during 2005. The events, which were viewed by the Compensation Committee as “extraordinary one-time contributions” included the following:

Villagio Acquisition	Obtaining a very significant commission-free buying opportunity for us without the assistance of a real estate broker; managing the acquisition.
7 Property Dispositions	Managing the sale of 7 of our properties in order to provide cash to pre-fund our Class 1 Put obligations.
Class 1 Property Appraisals	Directing the appraisal process for 44 separate appraisals of our properties in connection with the appraisal process mandated by our Class 1 Certificate of Designations for the Class 1 Put.

Based on 2006 performance, we paid our Chief Operating Officer an $80,000 bonus, which consisted of $45,000 for his regular performance as Chief Operating Officer and $35,000 for extraordinary events during 2006. The events which were viewed by the Compensation Committee as “extraordinary one-time contributions” included the following:

3 Property Acquisitions	Identifying 3 properties meeting our acquisition criteria and closing these acquisitions as part of Section 1031 reverse exchanges (allowing our Members to defer approximately $13.9 million in taxable income).
2 Property Dispositions	Managing the sale of 2 of our properties, including the exchange of one property in a Section 1031 transaction into a newer property and the sale of the other property for cash to help pre-fund our Class 1 Put obligations.
Litigation Settlement	Directing the Company’s litigation efforts which resulted in a $2.5 million settlement from a tenant who had defaulted on its lease.
Operational Restructuring	Implementing a restructuring of the firm’s operations through the management of the Company’s newly-created Residential Property Director position.

Our Chief Financial Officer, who was hired on September 22, 2006 and became our Chief Financial Officer on December 13, 2006 received a $15,000 bonus for his performance during slightly more than one quarter, in recognition of his significant contributions to the Company during that time period. These contributions included: successfully managing the Company’s required reporting with the SEC (third quarter 2006 Form 10-Q; preparation of 2006 Form 10-K), obtaining a successful 2006 year-end audit, building the Company’s financial team, including hiring a new controller, management and coverage of the Company’s information technology needs and development of the Company’s Sarbanes-Oxley Section 404 compliance plan.

Our prior Chief Financial Officer was not granted a bonus for 2006, since bonuses for 2006 performance are paid in 2007 and this person resigned in June 2006.

Unit Awards

Awards of Units to executive officers are made under the terms of our LTI Plan. The LTI Plan provides that a maximum of 901,521 Class 3 Units may be awarded under the LTI Plan to our employees. The maximum number of Units that may be awarded under the LTI Plan reflects the limit in our Operating Agreement on the amount of Units we can issue to our officers, Managers, employees and agents for compensatory purposes without the consent of our Members.

Once awarded, an award under the LTI Plan is issued in five annual installments, with 20% of the award issued on April 1 of the year the award is paid (i.e., the year following the year in which the award is earned) and an additional 20% issued on April 1 of each of the following four years. Issuance of awarded Units in subsequent years is subject to the recipient remaining our employee as of the subsequent issuance date, having satisfied all tax withholding requirements and not having engaged in any activity contrary to our interests. We do not pay distributions on unissued Class 3 Units, and the recipient of an award of Class 3 Units has no voting or other rights with respect to such Class 3 Units prior to issuance, other than the right to have the awarded Class 3 Units issued if the recipient has met all the conditions to issuance. The recipient is subject to withholding tax on the issued Class 3 Units based on their values at the time of issuance. Accordingly, the value of awarded Class 3 Units can vary from installment to installment of issued Class 3 Units and may increase or decrease depending on the value of the Class 3 Units at the time of each issuance.

On March 20, 2007, the Compensation Committee, as LTI Plan Administrator, determined the number of Units that would be payable under the LTI Plan based on the performance criteria established by the Compensation

Committee and 2006 performance, as further discussed under “Compensation Discussion and Analysis — Policy Related to Awards of Class 3 Units to Executive Officers under the LTI Plan.”

The Compensation Committee, as Plan Administrator, awarded a total of 97,200 Class 3 Units to ten of 13 eligible employees for 2006 performance. Our Chief Operating Officer and Chief Financial Officer were awarded 28,800 and 7,100 Class 3 Units respectively, of which 5,760 and 1,420 Class 3 Units were issued effective April 1, 2007 and the remainder of which will be issued in the required annual installments provided these officers meet the LTI Plan conditions for further issuances.

Upon termination of a recipient employee for any reason, the Committee’s determination that a recipient has engaged in acts contrary to the interests of the Company, or a recipient’s attempted sale or transfer of the awarded Class 3 Units other than with respect to a change in control of the Company or a transfer in violation of applicable securities laws, we have the right, but not the obligation, to repurchase the issued Class 3 Units owned by the recipient for 90 days after the applicable event at the weighted average price we paid for Class 3 Units under our repurchase program for the prior 12 months. The issued Class 3 Units are “restricted securities” under the Securities Act of 1933, as amended (the “1933 Act”), and, accordingly, assuming that the Company has not exercised its repurchase right, may only be transferred after compliance with certain procedures set forth in the Award Agreement between the Company and the recipient designed to ensure that the recipient has an exemption from the registration requirements under the 1933 Act (and applicable state law) for the transfer. Awarded but unissued Class 3 Units are automatically issued upon a change of control of the Company, an event of dissolution of the Company or the death or disability of the recipient, as such terms are defined in the applicable Award Agreement.

Retirement Plan and Post-Employment Compensation

We do not have pension plans, nonqualified deferred compensation plans or other arrangements or agreements with our Named Executive Officers that provide for payments or benefits at, following or in connection with retirement (other than traditional 401(k) plans) or any other termination of employment, a change in responsibilities or a change in control of the Company, other than 100% of awarded Class 3 Units under the LTI Plan becoming issued Class 3 Units upon a change of control of the Company, as discussed above under “Unit Awards.”

Our Management Services Agreement with CMC may be terminated by either party on 90 days’ written notice and automatically terminates upon the death or disability of Ms. Ing. Upon termination, we are required to pay CMC its monthly fee, pro-rated through the date of termination plus any properly incurred but unreimbursed expenses. However, the agreement does not provide for payments after the date of termination, and we would not make any post-termination payments for Ms. Ing’s services under the agreement unless we asked her to cease providing us services prior to the expiration of the 90-day notice period. For example, assuming the agreement had been terminated on December 31, 2006 pursuant to the 90-day notice period, we would owe CMC no additional payments after that date. If we had provided notice of termination on December 31, 2006, however, we would be obligated to pay CMC its three-month $93,750 fee for Ms. Ing’s services during the following 90-day period until the termination was effective.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our executive officers, Managers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Units and our other equity securities. Such executive officers, Managers and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations from the Company’s executive officers and Managers that no other reports were required during fiscal 2006, the Company believes that all Section 16(a) filing requirements applicable to the Company’s executive officers, Managers and greater than 10% beneficial owners of a registered class of equity securities were complied with.

STOCK PRICE PERFORMANCE PRESENTATION

Our Units and Preferred Units do not trade publicly. Therefore, the price performance of our Units and Preferred Units cannot be compared with the stock or other units of equity ownership of similar companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2006, JCM Partners paid $135,000 for landscaping services to a company that is owned by a relative of Brian Rein, our Chief Operating Officer.

See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” above for information regarding our agreement with Computer Management Corporation.

With respect to the approval of transactions with an executive officer, Manager or a person that beneficially owns more than 5% of any class of our voting securities, the Board meets in executive session, without the person involved in the transaction present, to discuss and vote on the transaction. The Company otherwise does not have any formal policies or procedures with respect to the review, approval or ratification of related-party transactions.

OTHER BUSINESS

We do not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

ANNUAL REPORTS

We have mailed to each person being solicited by the Proxy Statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 (as filed with the SEC, including the financial statements thereto). We will provide without charge to each person being solicited by the Proxy Statement, upon the written request of such person, additional copies of our Form 10-K. Please direct all such requests to: Secretary, JCM Partners, LLC, P.O. Box 3000, Concord, CA 94522-3000. The Form 10-K is not part of these solicitation materials.

UNIT HOLDER PROPOSALS

The Annual Meeting of Members for the year ending December 31, 2007 is expected to be held in June 2008 (the “Next Annual Meeting”). We must receive all proposals intended to be presented at the Next Annual Meeting (pursuant to Rule 14a-8 of the proxy rules under the 1934 Act) at our mailing address, which is P.O. Box 3000, Concord, CA 94522-3000, Attention: Secretary, not later than January 16, 2008, to receive consideration for inclusion in the Proxy Statement and proxy form related to that meeting.

Pursuant to the proxy rules under the 1934 Act, Members are notified that notice of any Unit holder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Next Annual Meeting must be submitted between February 29, 2008 and March 30, 2008 in order to be considered timely. As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy related to the Next Annual Meeting.

By order of the Board of Managers,

Michael W. Vanni
Chairman

May 16, 2007

APPENDIX A

JCM PARTNERS, LLC

Charter for the Audit Committee
of the Board of Managers
(As revised by the Board of Managers Effective as of December 13, 2006)

Purpose

The purpose of the Audit Committee established pursuant to this charter is to make such examinations as are necessary to monitor the financial reporting and the internal and external audits of the Company, to provide to the Board of Managers the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to oversee the independent auditors’ qualifications and independence and the performance of the independent auditors, and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Managers from time to time may prescribe.

Membership

The Audit Committee will be comprised of three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall be “independent” as such term is used in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

Meetings

The Audit Committee will meet separately with the President and the Chief Financial Officer at such times as deemed necessary by the Chair of the Audit Committee to review the financial affairs of the Company.

The Audit Committee will meet annually to review the financial statements contained in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (“SEC”).

In addition, the Audit Committee (or at the request of the Audit Committee, the Chair of the Audit Committee, or his or her designee) shall review the financial statements contained in the Company’s quarterly Form 10-Qs with the independent auditors prior to the filings with the SEC.

Finally, the Audit Committee shall meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors’ examination and management report.

Responsibilities

The responsibilities of the Audit Committee shall include:

1. Having the sole authority and responsibility to appoint, compensate, retain, oversee, evaluate and where appropriate, replace the independent auditors;

2. Reviewing the plan for the audit and related services;

3. Reviewing audit results and financial statements;

4. Reviewing financial reporting practices, including the critical accounting policies and the significant estimates and the judgments made in connection with the preparation of the audited financial statements;

5. Overseeing the adequacy of the Company’s system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

A-1

6. Reviewing, on an annual basis, a written statement from the independent auditors of the Company describing all relationships between the auditors and the Company that may affect the independence and objectivity of the independent auditors; including discussing with the independent auditors any such disclosed relationships and their impact on the independent auditors’ independence and taking appropriate action to satisfy itself of the independence of the independent auditors;

7. Reviewing the financial statements contained in the Company’s Form 10-K and Form 10-Qs prior to their filings with the SEC;

8. Causing a written report of the Audit Committee to be prepared for inclusion in the Company’s proxy statement;

9. Overseeing compliance with the Foreign Corrupt Practices Act; and

10. Undertaking such other duties as the Board of Managers delegates to it.

The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are directly and ultimately accountable to the Audit Committee in its capacity as a committee of the Board of Managers, as representative of the Company’s Members. At the Company’s expense, the Audit Committee shall have the power to retain outside counsel or other experts and advisors as it determines necessary to carry out its duties.

While the Audit Committee shall have the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with GAAP. This is the responsibility of management and the independent auditors. Nor is it the responsibility of the Audit Committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors or to otherwise assure compliance with laws and regulations applicable to the Company.

Reports

The Audit Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form, which will be incorporated as a part of the minutes of the Board of Managers. The Audit Committee shall also maintain written minutes of its meetings.

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APPENDIX B

JCM PARTNERS, LLC

Charter for the Compensation Committee
of the Board of Managers

Purpose

The purpose of the Compensation Committee established pursuant to this charter is to make such examinations as are necessary to create and to implement appropriate compensation policies for the executive officers and such other employees of the Company as the Board shall deem appropriate, including performance-based and long-term compensation.

Membership and Power to Act

The Compensation Committee will be comprised of three members of the Board of Managers. Such members will be elected by and serve at the pleasure of the Board. In the event that one member of the Committee is absent from a meeting of the Committee, the remaining members of the Committee (provided there are at least two such members), acting unanimously, shall have the power to take any action necessary or convenient to the efficient discharge of the foregoing. No action of the Committee shall be valid unless taken pursuant to a resolution adopted and approved by at least two members of the Committee. No employee-member of the Committee, if any, shall participate in any discussions or deliberations relating to such person’s own compensation.

The Chief Executive Officer of the Company shall receive advance notice of all meetings of the Compensation Committee and, except as provided below, shall have the right to attend and participate in such meetings in a non-voting capacity.

Meetings

The Compensation Committee will meet at such times as it deems appropriate to review the compensation of the executive officers of the Company.

Responsibilities

1. To establish and review at least annually the Company’s general compensation policies applicable to the Company’s Chief Executive Officer/President and other executive officers, including the relationship of the Company’s performance to executive compensation generally, and the Chief Executive Officer’s/President’s compensation in particular, and the basis for the Chief Executive Officer’s/President’s compensation. The Committee’s power to establish and review annually the Company’s compensation policies applicable to the Company’s Chief Executive Officer/President and other executive officers shall be subject to any modification or veto made by the full Board in its discretion. The Company’s Chief Executive Officer/President shall not participate in any deliberations concerning his or her compensation;

2. To review and approve the level of compensation, including salaries, bonuses, fees, benefits, executive incentive plans and perquisites, of the Chief Executive Officer/President and the other executive officers of the Company;

3. To review and advise the Board concerning the performance of the Chief Executive Officer/President of the Company and of those other employees whose compensation is within the review jurisdiction of the Committee;

4. To review and advise the Board (and, if deemed appropriate by the Committee, retain consultants for the purpose of advising the Board) concerning regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry;

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5. To administer the stock compensation plans that may be adopted by the Company from time to time, including the determination of employees and the parties who are to receive grants of stock or stock options and the terms of such grants;

6. To perform such other functions and have such other powers as may be necessary or convenient to the efficient discharge of the foregoing; and

7. To report to the Board of Managers regarding the foregoing from time to time, or whenever it shall be called upon to do so.

Reports

The Compensation Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Managers. The Compensation Committee shall also maintain written minutes of its meetings.

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JCM PARTNERS, LLC
PROXY FOR ANNUAL MEETING OF MEMBERS
[CLASS][SERIES]                      [PREFERRED] UNITS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF MANAGERS.
The undersigned hereby appoints Michael W. Vanni, Gayle M. Ing and Marvin J. Helder and each of them as proxy (each of whom shall have full power of substitution) of the undersigned to attend the Annual Meeting of Members of JCM Partners, LLC (“Company”), to be held on Thursday, June 28, 2007 at 5:00 p.m., local time, at the Holiday Inn, 300 J Street, Sacramento, California, and to vote on the proposals to be presented at the Annual Meeting.
If the undersigned is an Assignee, such that the undersigned holds Units or Preferred Units but has not been admitted as a Substitute Member in accordance with Article 1.4.2 of the Company’s Operating Agreement, this proxy shall be considered written instructions to the Company’s Board of Managers as to how any Units or Preferred Units owned by the undersigned shall be voted at the Annual Meeting.
1.	The election of the named nominees as Group II Managers of the Company to serve until the expiration of their term of office and until a successor shall be duly elected and qualified. The managers nominated for election are: Henry Conversano, Ken C. Dawson and Henry Doorn, Jr. (Proposal 1).
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE
NOMINEES.

A.	I vote FOR all nominees listed above, except those specified below, with cumulative votes, if applicable, to be divided equally between the nominees except as specified.	For
☐

I withhold my vote from the following individuals:

I want my cumulative votes, if applicable, divided among the nominees as follows:

B.	I WITHHOLD my authority to vote for ALL of the nominees listed above.	Withhold
☐
2.	In their discretion upon such other business as may properly come before the meeting or any adjournment thereof.
(Continued on Back)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED FOR THE BOARD’S NOMINEES AND IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE MEETING.
The undersigned acknowledges receipt of a Notice and Proxy Statement regarding the foregoing matters.

Date	Signature of Member	Title (if applicable)

Date	Signature of Member	Title (if applicable)
Sign your name exactly as it appears on the Company’s records and return the proxy to the Company. A corporation is requested to sign its name by its President or other authorized officer with the office held designated. Executors, administrators, trustees, etc. are requested to so indicate when signing. If Units or Preferred Units are registered in two names or held as joint tenants or community property, both interested persons should sign.

I plan to attend the Annual Meeting to be held in Sacramento, California on June 28, 2007:	Yes No

Last Name:	Voting Unit or Preferred Unit Type:

Certificate:	Number of Units or Preferred Units:

Legal Name: